EXHIBIT 99

For Immediate Release

Contact: Kathryn Koessel

Investor Relations

612.661.3830

PepsiAmericas Reports Double Digit EPS Growth for Full Year 2004

PepsiAmericas Provides Outlook for 2005

Minneapolis, MN, February 2, 2005 – PepsiAmericas, Inc. (NYSE:PAS) today reported full year net income of $181.9 million, or diluted earnings per share (EPS) of $1.28.  This compares favorably to reported full year net income in 2003 of $157.6 million, or EPS of $1.09. For the fourth quarter of 2004, PepsiAmericas reported net income of $35.4 million, or EPS of $0.25 versus net income of $37.0 million, or EPS of $0.26 for the fourth quarter of 2003. Reported results for the fourth quarter and full year of 2003 benefited from an additional week of operating performance in our U.S. business, which contributed $3.1 million to net income in 2003. Reported results for the fourth quarter and full year of 2004 included an after tax charge of $1.0 million and $2.4 million, respectively, for restructuring in Central Europe. The full year results in 2004 also included an after-tax gain of $3.3 million from the sale of land, and benefits from income tax matters and related interest, net of tax, totaling $6.2 million. A reconciliation table and explanation of adjustments is included in the notes to the condensed consolidated financial statements to this release.

2004 Full Year Worldwide Highlights

The strong results for the full year 2004 were driven predominantly by pricing strength across both U.S. and international operations, improvements in selling, delivery and administrative expenses in Central Europe, and overall strength in the Caribbean operations.

•                  Worldwide average net selling prices strengthened 6.6 percent, driving net sales to just over $3.3 billion, offsetting the 2.5 percent decline in volume on a comparable basis.

•                  Worldwide gross profit margins expanded 40 basis points, as net sales grew at a faster rate than cost of goods sold.  Cost of goods sold was $1.9 billion, an increase of 3.6 percent on a comparable basis and 2.4 percent on a reported basis.

•                  Worldwide operating income for the full year 2004 increased 9.1 percent to $339.7 million on a comparable basis. On a reported basis, operating income grew 7.4 percent.

“2004 was a very good year for PepsiAmericas,” said Chairman and Chief Executive Officer Robert C. Pohlad. “Strong net revenue per case growth in all business units offset higher raw material costs and volume declines, particularly in Central Europe. I am pleased with our consistent and strong performance.”

2004 Full Year U.S. Operations

Top-line growth resulted in a 6.9 percent increase in U.S. operating income on a comparable basis, a 5.3 percent increase on a reported basis, to $332.3 million. Strong pricing throughout the year led to a 4.8 percent improvement in average net selling price mitigating the 0.8 percent decline in domestic volume on a comparable basis, and resulting in net revenue of $2.8 billion for the year.  Mix contributed approximately one-third of the net selling price improvement and the remainder came from rate. Similar to 2003, the diet and non-carbonated beverage categories were among the strongest contributors to 2004 volume. The single serve category continued to increase in the low-single digits.  Higher raw material costs were a significant challenge throughout the year and caused cost of goods sold to increase 3.6 percent on both an absolute and per unit basis.  Reflecting the strength of the top-line, gross profit improved 5.6 percent to $1.2 billion on a comparable basis. On a reported basis, cost of goods sold grew 2.2 percent, or 3.4 percent on a per unit basis, and gross profit increased 4.4 percent.

2004 Full Year International Operations

For a second year, the combined international businesses were profitable with operating income improvement of $6.8 million to $7.4 million in 2004 versus $0.6 million in 2003.  This included a special charge of $3.9 million in 2004 related to further migration to an alternative selling and distribution model and rationalization of the Central European manufacturing operations. International net revenue escalated 4.3 percent to $518.9 million with higher average net selling prices partially offsetting volume declines in Central Europe. Even as higher raw material costs impacted cost of goods sold, international gross profit increased 5.6 percent to $191.5 million.

Strong pricing and lower selling, delivery and administrative expenses contributed to Central Europe’s operating income of $2.0 million, a $1.5 million improvement over 2003.  The comparison with the prior year was adversely affected by the $3.9 million charge in 2004. Pricing increases implemented at the beginning of the year helped to partially deflect higher raw material costs as well as partially offset volume declines from the entry of our markets into the European Union (“EU”). Average net selling prices improved 14.2 percent, which combined with a 13.0 percent decline in volume, resulted in a 0.3 percent decrease in net revenue to $309.4 million. Volume trends began improving throughout the second half of the year as consumers began adjusting to EU membership and its impact on disposable income. Cost of goods sold increased 14.3 percent on a per unit basis, causing flat annual gross profit of $134.3 million. Benefiting from the substantial completion of Central Europe’s migration to an alternative selling and distribution model, and improved efficiencies as members of the EU, selling, delivery, and administrative expenses declined 4.1 percent for the year. Operating results benefited from foreign currency translation by $5.5 million, and helped to offset the incremental $5.5 million in raw material costs that arose during the latter part of the year.

The Caribbean operations delivered strong results for the year, reporting $5.4 million in operating income compared to approximately break-even results in 2003. The business performed well on key measures and benefited from the acquisition of a majority interest in the Bahamas in the first quarter of 2004. Volume increased 3.8 percent and average net selling prices improved 6.6 percent, driving an increase of 12.0 percent in net sales to $209.5 million. The volume and net sales in the Bahamas contributed 3.6 percent and 5.9 percent to the growth in volume and net sales, respectively.

Cost of goods sold grew 8.9 percent on an absolute basis, yet on a per unit basis increased only 3.7 percent thereby improving gross profit by 21.4 percent to $57.2 million. Selling, delivery and administrative expenses increased 12.1 percent due to greater volume. Selling, delivery and administrative expenses as a percentage of net sales was 24.7 percent, the same as the prior year. The Bahamas contributed an incremental 6.0 percent and 6.7 percent to the increase in cost of goods sold and selling, delivery and administrative expenses, respectively, but the impact on operating income was negligible.

2004 Fourth Quarter Worldwide Highlights

•                  Similar to the full year results, continued strength in pricing across both the U.S. and international operations contributed to the solid fourth quarter results. On a comparable basis, improvements in worldwide average net selling price of 6.1 percent mitigated the 2.1 percent decline in volume, and helped to generate net sales of $814.1 million.

•                  Higher worldwide raw material costs were reflected in the $472.6 million in cost of goods sold, a 4.1 percent increase on a comparable basis, but a 0.5 percent decrease on a reported basis. Gross profit margins were flat.  However, gross profit increased 3.3 percent to $341.5 million for the fourth quarter of 2004 on a comparable basis, and declined 0.7 percent on a reported basis.

•                  Worldwide operating income in the fourth quarter of 2004 grew 3.3 percent on a comparable basis to $71.5 million. Reported worldwide operating income decreased 3.5 percent.

Fourth Quarter 2004 U.S. Operations Results

The domestic operations continued to deliver healthy top-line growth driven by a 5.3 percent improvement in average net selling prices, resulting in net sales of $679.4 million, a 2.1 percent increase over the comparable prior period. Faced with tougher comparisons versus the fourth quarter of 2003 and softness in the carbonated soft drink category, volume declined 2.7 percent on a comparable basis. The non-carbonated beverage category grew close to ten percent, led by Tropicana fruit drinks and double-digit growth in Aquafina. On a reported basis, revenue decreased 2.9 percent.  Approximately one-third of the net selling price improvement came from mix and the remainder from rate.  Top-line performance drove a 40 basis point expansion of domestic gross profit margins on a comparable basis, 60 basis points on a reported basis, even when faced with increased pressure from rising aluminum and resin costs.  On a comparable basis, cost of goods sold increased 1.4 percent to $384.6 million, or 4.9 percent on a per unit basis. On a reported basis, cost of goods sold decreased 3.9 percent, but increased 4.3 percent on a per unit basis.  Selling, delivery and administrative expenses grew 4.0 percent to $226.6 million and as a percentage of net sales, increased 70 basis points, on a comparable basis. On a reported basis, selling, delivery, and administrative expenses grew 0.3 percent. Operating income was $68.2 million for the fourth quarter of 2004, a decline of 0.7 percent and 7.2 percent, on a comparable basis and reported basis, respectively.

2004 Fourth Quarter International Operations

Improved pricing resulted in a 13.0 percent improvement in international net sales as it balanced the softness in Central European volume and drove a 5.2 percent increase in international gross profit to $46.7 million. Overall, strength from the Caribbean operations drove a $2.7 million increase in international operating income to $3.3 million.

Results for Central Europe have improved sequentially since the end of the second quarter 2004.  Volume, although 4.8 percent less than the fourth quarter of 2003, showed continued signs of improvement over the second and third quarter of 2004.  Pricing was maintained to counter the effects of entry into the EU in May 2004 which created intense pressure on volumes in the short-term and significant increases in raw material costs, particularly sugar. Higher average net selling prices of 13.6 percent drove an 8.7 percent improvement in net sales. The higher raw material costs translated into an increase of 18.3 percent in cost of goods sold to $44.7 million, or 22.4 percent on a per unit basis. The increase was reflected in a gross profit decline of 3.3 percent to $29.4 million. An immediate benefit from EU membership was the opportunity to begin centralizing operations to reduce expenses. As a result, the second phase of a cost containment program initiated in the first half of 2004 in Central Europe continued to contribute to improved results with a decrease of selling, delivery and administrative expenses of 10.1 percent to $28.6 million compared to $31.8 million in the fourth quarter of 2003.  This includes a special charge of $1.6 million in the fourth quarter related to rationalization of the Central European manufacturing operations.  In the fourth quarter, operating income improved from a loss of $1.5 million in the fourth quarter of 2003 to a loss of $0.8 million in 2004.  Operating income benefited from foreign currency translation by $2.7 million.

The Caribbean business continued to deliver strong results with operating income almost doubling to $4.1 million versus $2.1 million a year earlier. Results for the Caribbean were impacted by the acquisition of a majority interest in the Bahamas in the first quarter of 2004. Both an 11.3 percent increase in volume and a 6.2 percent increase in net average selling price drove the 18.8 percent increase in net sales to $60.6 million. The Bahamas contributed 4.6 percent and 7.2 percent to the growth in volume and net sales, respectively. Strong top-line growth mitigated the increased cost of goods sold, and resulted in gross profit increases of 23.6 percent to $17.3 million. The greater volume and higher raw material costs resulted in a 17.0 percent increase in cost of goods to $43.3 million, or 4.4 percent on a per unit basis. Higher volume was also reflected in the 10.9 percent increase in selling, delivery, and administrative expenses to $13.2 million, representing 21.8 percent of sales versus 23.3 percent a year earlier. The Bahamas contributed 7.9 percent and 6.3 percent to the increase in cost of goods sold and selling, delivery and administrative expenses, respectively. The Bahamas reduced operating income by $0.3 million.

“Our international business is contributing to our profitability and will become more important as we continue to clear short term hurdles as a result of our entry into the EU.” said Robert C. Pohlad. “In our U.S. business, we continue to focus on our top-line growth in our existing markets and through sensible acquisitions. On January 10, 2005, PepsiAmericas completed its acquisition of Central Investment Corporation, which operates in Ohio and Florida.” Mr. Pohlad added, “Our focus is on creating value for our shareholders through consistent and solid operating results that generate significant cash flow.”

Outlook

The company expects to achieve earnings per share (“EPS”) growth in the range of $1.33 to $1.36 in 2005 compared with reported EPS of $1.28 in 2004. As previously discussed and included on the attached reconciliation table, the 2004 results benefited from several items that increased EPS by $0.05.  In addition, the outlook for 2005 includes the impact of the Central Investment Corporation acquisition, which is expected to be $0.04 accretive. Additional outlook information on both a reported basis and constant territory basis is as follows:

	Reported Basis	Constant Territory Basis
(including CIC acquisition)

Volume – Worldwide	9% to 10%	2% to 3%
Domestic	approx. 9%	approx. 1%

Average Net Selling Price	3% to 4%	3% to 4%

Cost of Goods Sold, per unit	4% to 5%	4% to 5%

Selling, Delivery and Administrative Expenses	11% to 12%	4% to 5%

Operating Income, excluding special charges	11% to 13%	3% to 5%

The above outlook does not include any impact from expensing stock options, as will be required in 2005. In addition, we expect capital spending to be in the range of $160 million to $170 million.

PepsiAmericas will hold its fourth quarter earnings conference call at 10:00 AM CST, Wednesday, February 2, 2004 by telephone and through a live webcast over the internet. To listen via telephone to the conference call within the U.S., please dial 1-800-810-0924 and request PepsiAmericas conference call.  The live webcast will be available at www.pepsiamericas.com.  A playback of the conference call will be available until February 13, 2005. To listen to the archived call within the U.S., please dial 1-888-203-1112 and enter passcode 1992542.  A replay of the webcast will be archived and available online through the Investor Relations section of www.pepsiamericas.com.

PepsiAmericas is the second largest Pepsi bottler with operations in 19 states, Central Europe including Poland, Hungary, the Czech Republic, and Republic of Slovakia, and the Caribbean

including, Puerto Rico, Jamaica, the Bahamas, Barbados and Trinidad and Tobago. In total, PepsiAmericas serves geographic areas with a population of more than 122 million people.  PepsiAmericas manufactures, distributes and markets a broad portfolio of Pepsi-Cola, and other national and regional brands.  PepsiCo, Inc. (NYSE:PEP) beneficially owns a 41 percent equity interest in PepsiAmericas.

Cautionary Statement

This release contains forward-looking statements of expected future developments, including expectations regarding anticipated earnings per share and other matters.  These forward-looking statements reflect management’s expectations and are based on currently available data; however, actual results are subject to risks and uncertainties, which could materially affect actual performance.  Risks and uncertainties that could affect our future performance include, but are not limited to, the following: competition, including product and pricing pressures; changing trends in consumer tastes; changes in our relationship and/or support programs with PepsiCo and other brand owners; market acceptance of new product offerings; weather conditions; cost and availability of raw materials; and changing legislation.  Any forward-looking statements should be read in conjunction with information about risks and uncertainties set forth in our Securities and Exchange Commission reports, including our Annual Report on Form 10-K for the year ended January 3, 2004.

PEPSIAMERICAS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE FOURTH QUARTER OF FISCAL 2004

COMPARED WITH THE FOURTH QUARTER OF FISCAL 2003

(UNAUDITED AND IN MILLIONS, EXCEPT PER SHARE DATA)

	Fourth Quarter
	2004	2003
Net sales	$814.1	$818.8
Cost of goods sold	472.6	475.0
Gross profit	341.5	343.8
Selling, delivery and administrative expenses	268.4	269.7
Special charges, net	1.6	—
Operating income	71.5	74.1
Interest expense, net	(17.0)	(15.4)
Other income (expense), net	2.2	(2.3)
Income before income taxes	56.7	56.4
Income taxes	21.3	19.4

Net income	$35.4	$37.0

Weighted average common shares:
Basic	137.1	142.9
Incremental effect of stock options and awards	2.7	1.5
Diluted	139.8	144.4

Net income per share:
Basic	$0.26	$0.26
Diluted	$0.25	$0.26

Cash dividends per share	$0.075	$—

PEPSIAMERICAS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FISCAL YEAR 2004

COMPARED WITH FISCAL YEAR 2003

(UNAUDITED AND IN MILLIONS, EXCEPT PER SHARE DATA)

	Fiscal Year
	2004	2003
Net sales	$3,344.7	$3,236.8
Cost of goods sold	1,922.2	1,876.6
Gross profit	1,422.5	1,360.2
Selling, delivery and administrative expenses	1,078.9	1,037.5
Special charges, net	3.9	6.4
Operating income	339.7	316.3
Interest expense, net	(62.1)	(69.6)
Other income (expense), net	4.7	(6.5)
Income before income taxes	282.3	240.2
Income taxes	100.4	82.6

Net income	$181.9	$157.6

Weighted average common shares:
Basic	139.2	143.1
Incremental effect of stock options and awards	2.6	1.0
Diluted	141.8	144.1

Net income per share:
Basic	$1.31	$1.10
Diluted	$1.28	$1.09

Cash dividends per share	$0.30	$0.04

PEPSIAMERICAS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF FISCAL YEAR END 2004 AND 2003

(UNAUDITED AND IN MILLIONS)

	2004	2003
Cash and equivalents	$74.9	$69.0
Receivables	190.5	268.8
Inventory	177.8	169.8
Other current assets	86.3	68.7
Total current assets	529.5	576.3
Net property	1,100.0	1,129.8
Goodwill and intangible assets	1,769.4	1,766.6
Other assets	130.9	124.1

Total assets	$3,529.8	$3,596.8

Short-term debt, including current maturities of long-term debt	$142.0	$199.9
Payables	181.8	203.6
Other current liabilities	197.3	195.5
Total current liabilities	521.1	599.0
Long-term debt	1,006.6	1,078.4
Deferred income taxes	149.6	129.3
Other liabilities	229.3	225.0

Total liabilities	1,906.6	2,031.7

Shareholders’ equity	1,623.2	1,565.1

Total liabilities and shareholders’ equity	$3,529.8	$3,596.8

PEPSIAMERICAS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR FISCAL YEAR 2004

COMPARED WITH FISCAL YEAR 2003

(UNAUDITED AND IN MILLIONS)

	Fiscal Year
	2004	2003

Cash Flows from Operating Activities:
Income from continuing operations	$181.9	$157.6
Adjustments to reconcile to net cash provided
by operating activities of continuing operations:
Depreciation and amortization	176.4	170.2
Deferred income taxes	34.1	24.1
Special charges, net	3.9	6.4
Cash outlays related to special charges	(2.8)	(6.8)
Gain on sale of investment	(5.2)	(2.1)
Other	15.1	13.0
Changes in assets and liabilities, exclusive of acquisitions and divestitures:
Net change in primary working capital	(42.3)	19.3
Increase (decrease) in accounts receivable sold	100.0	(92.3)
Net change in other assets and liabilities	3.0	8.1
Net cash provided by operating activities of continuing operations	464.1	297.5

Cash Flows from Investing Activities:
Capital investments	(121.8)	(158.3)
Franchises and companies acquired, net of cash acquired	(21.2)	(4.5)
Proceeds from sales of property	4.5	4.2
Proceeds from sale of investments	5.2	6.4
Net cash used in investing activities	(133.3)	(152.2)

Cash Flows from Financing Activities:
Net borrowings of short-term debt	19.4	21.3
Proceeds from issuance of long-term debt	—	146.3
Repayments of long-term debt	(150.9)	(279.4)
Treasury stock purchases	(207.7)	(78.2)
Issuance of common stock	65.1	11.5
Cash dividends	(42.0)	(5.8)
Net cash used in financing activities	(316.1)	(184.3)

Net cash used in discontinued operations	(6.4)	(4.9)
Effects of exchange rate changes on cash and equivalents	(2.4)	(0.9)
Change in cash and equivalents	5.9	(44.8)
Cash and equivalents at beginning of year	69.0	113.8
Cash and equivalents at end of year	$74.9	$69.0

Notes to condensed consolidated financial statements (unaudited):

1.  Reconciliation of Non-GAAP disclosures: In response to the U.S. Securities and Exchange Commission’s Final Rule, “Conditions for Use of Non-GAAP Financial Measures,” included below is a reconciliation of the non-GAAP financial measures used in this press release to the most comparable U.S. GAAP measure.

Non GAAP Adjusted Comparisons:  In order to provide a supplemental comparison of current period results of operations to prior periods, we have adjusted for and summarized the nature of certain transactions or events.  These adjustments relate to operating income, net income and basic and diluted income per share.

To calculate the adjusted comparisons, management has excluded the impact of the 53rd week, which reflects the impact of an accounting convention, special charges relating to various restructuring initiatives, certain tax adjustments including a favorable settlement related to our previous ESOP, additional tax contingencies recorded, and the reversal of certain tax liabilities, and the early extinguishment of debt and the gain on the land sale.

Management believes that the adjusted comparisons provide a supplemental view of operations that excludes items that are unusual, infrequent or unrelated to the ongoing core operations.  Management believes these non-GAAP measures provide useful information to investors through the summarization of transactions impacting the current period results of operations that are not necessarily indicative of our future results, nor comparable with prior period results.  These non-GAAP adjusted comparison measures are provided as supplemental information, and should not be considered in lieu of the GAAP measures.  There are limitations in the use of adjusted comparisons due to the subjective nature of items excluded by management in calculating adjusted comparisons.

These supplemental comparisons are consistent with the manner in which management internally reviews results of operations and evaluates performance in that management reviews the results of operations on both a GAAP basis and using adjusted comparisons.  Management does not use the adjusted comparisons in lieu of the comparable GAAP measures, but rather uses the adjusted comparisons to supplement its review of operations.

We have provided the table below that summarizes the adjustments discussed in this press release that impact comparability of the periods presented:

(Unaudited, in millions)	Fourth Quarter 2004		Fourth Quarter 2003
	Operating Income	Net Income	Operating Income	Net Income

As Reported	$71.5	$35.4	$74.1	$37.0
Items impacting comparability
Impact of 53rd week	—	—	(4.9)	(3.1)
Special charges, net	1.6	1.0	—	—
Adjusted Comparisons	$73.1	$36.4	$69.2	$33.9

Weighted average common shares:
Basic		137.1		142.9
Incremental effect of stock options and awards		2.7		1.5
Diluted		139.8		144.4

Net income per share - basic
As reported		$0.26		$0.26
As adjusted		$0.27		$0.24
Net income per share - diluted
As reported		$0.25		$0.26
As adjusted		$0.26		$0.23

(Unaudited, in millions)	Fiscal Year 2004		Fiscal Year 2003
	Operating Income	Net Income	Operating Income	Net Income

As Reported	$339.7	$181.9	$316.3	$157.6
Items impacting comparability
Impact of 53rd week	—	—	(4.9)	(3.1)
Special charges, net	3.9	2.4	6.4	3.9
Interest income on ESOP tax settlement	—	—	—	(4.0)
Tax benefit on ESOP tax settlement	—	—	—	(6.0)
Early extinguishment of debt	—	—	—	5.4
Gain on land sale	—	(3.3)	—	(1.3)
State tax refund	0.7	(2.7)	—	—
Other tax adjustments	—	(3.5)	—	(1.7)
Adjusted Comparisons	$344.3	$174.8	$317.8	$150.8

Weighted average common shares:
Basic		139.2		143.1
Incremental effect of stock options and awards		2.6		1.0
Diluted		141.8		144.1

Net income per share - basic
As reported		$1.31		$1.10
As adjusted		$1.26		$1.05
Net income per share - diluted
As reported		$1.28		$1.09
As adjusted		$1.23		$1.05

Adjustments included in this summary were as follows:

Impact of 53rd week - Our fiscal year ends on the Saturday closest to December 31 and, as a result, a 53rd week is added every five to six years.  Fiscal year 2004 consisted of 52 weeks ending on January 1, 2005.  Fiscal year 2003 consisted of 53 weeks ending on January 3, 2004.

Special charges - In Central Europe, we recorded net special charges of $3.9 million ($2.4 million after taxes) during fiscal year 2004.  The special charges primarily related to a reduction in the workforce in Central Europe and consolidation of certain production facilities as we continue to rationalize the cost structure. These special charges were primarily for severance costs and related benefits and asset write-downs.  Special charges are net of reversals of approximately $0.4 million recorded in the fourth quarter as Central Europe substantially completed the plans to modify the distribution strategy in all markets.

During fiscal year 2003, we recorded special charges, net, of $6.4 million ($3.9 million after taxes).  These charges consisted primarily of a $5.8 million charge related to the reduction in workforce in the U.S., and charges related to the changes in the production, marketing and distribution strategies in our international operations.  The U.S. special charges were primarily for severance costs and related benefits, including the acceleration of restricted stock awards.  We recorded special charges of $0.8 million related to a change in the production and distribution strategy in Barbados, which consisted primarily of asset write-downs.  In addition,  we recorded additional special charges of $1.9 million in Central Europe related to the changes in the marketing and distribution strategy in Poland, the Czech Republic and Republic of Slovakia, offset by a special charge reversal of $2.1 million related primarily to favorable outcomes with outstanding lease commitments and severance in Poland.  The initial special charge was based on an estimate that no sublease income would offset our lease commitments.

ESOP tax settlement - During fiscal year 2003, we favorably settled a tax refund case with the Internal Revenue Service for $12.4 million that arose from the 1990 termination of our Employee Stock Ownership Plan (“ESOP”).  As a result, we recorded $6.4 million of interest income ($4.0 million after taxes) and a tax benefit of $6.0 million recorded in “Income taxes.”

Early extinguishment of debt - During the first quarter of 2003, the investors in the $150 million, face value 5.79 percent notes notified us that they would exercise their option to purchase and resell the notes pursuant to the remarketing agreement, unless we elected to redeem the notes.  In March 2003, we exercised our option and elected to redeem the notes at fair value pursuant to the remarketing agreement.  As a result, we recorded a loss on the early extinguishment of debt of $8.8 million ($5.4 million after taxes) in “Interest expense, net.”

Gain on land sale - In fiscal year 2004, we recorded an additional gain of $5.2 million ($3.3 million after taxes) associated with the 2002 sale of a parcel of land in downtown Chicago.  The gain reflected the settlement and final payment on the promissory note related to the initial sale, for which we had previously provided a full allowance against.

In fiscal year 2003, we recorded a gain on the sale of a parcel of land in downtown Chicago of $2.1 million ($1.3 million after taxes) related to the reversal of accruals related to the favorable resolution of certain contingencies recorded as part of the original sales transaction in 2002.  These amounts were recorded in “Other expense, net.”

State tax refund - In fiscal year 2004, we recorded a net gain of $2.7 million relating to a state income tax refund.  This gain is comprised of $0.7 million for consulting expenses (recorded in “Selling, delivery and administrative expenses”), $0.8 million of interest income (recorded in “Interest Expense, net”) and $2.6 million of income tax benefit, net (recorded in “Income taxes”).

Other tax adjustments - In fiscal year 2004, we recorded a $3.5 million benefit, net of taxes, relating to the reversal of certain tax liabilities due to the settlement of income tax audits through the 2002 tax year.  This benefit is comprised of interest income of $1.1 million ($0.7 million after tax) recorded in “Interest expense, net” and $2.8 million of tax benefit recorded in “Income taxes.”

During fiscal year 2003, we recorded a net reversal of tax liabilities of $6.0 million related primarily to the settlement of various income tax audits through the 1999 tax year.  In the first quarter of 2003, we recorded additional tax liabilities of $4.3 million related to contingent liabilities arising in 2003.  These significant items, including the adjustments to certain tax liabilities, as well as the ESOP settlement tax benefit, lowered our effective income tax rate by approximately 1.9 and 3.1 percent for fiscal years 2004 and 2003, respectively.